CHISTE CORPORATION
                                c/o HydroGen LLC
                               1801 Route 51 South
                       Jefferson Hills, Pennsylvania 15025

                                                                   July 13, 2005

Securities and Exchange Commission
Washington, DC  20549
Attention: Jeane Bennet - Mail Stop 0306

      Re:   Form 8-K - Item 4.01 - Change of Accountant.
            SEC File No: 0-32065
            --------------------

Ladies and Gentlemen:

      In connection with the Amendment to the Form 8-K, in which Chiste Corporation ("Company") has reported a change of accountants under Item 4.01, the Company acknowledges that:

      (1) the Company is responsible for the adequacy and accuracy of the disclosure in the filing;

      (2) staff comments or changes to disclosure in response to staff comments do not foreclose the Commission from taking any action with respect to the filing; and

      (3) the Company may not assert staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States..

                                       CHISTE CORPORATION

                                       By: /s/ Joshua Tosteson
                                           -------------------
                                           Joshua Tosteson,
                                           President